February 27, 1996

  United Funds, Inc. (United Bond Fund, Class A shares; United Bond Fund, Class Y shares; United Income Fund, Class A shares; United Income Fund, Class Y shares; United Accumulative Fund, Class A shares; United Accumulative Fund, Class Y shares; United Science and Technology Fund, Class A shares and United Science and Technology Fund, Class Y shares)
6300 Lamar Avenue
P. O. Box 29217
Shawnee Mission, Kansas  66201-9217

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock, par value $1.00 per share, of United Funds, Inc. (United Bond Fund, Class A shares; United Bond Fund, Class Y shares; United Income Fund, Class A shares; United Income Fund, Class Y shares; United Accumulative Fund, Class A shares; United Accumulative Fund, Class Y shares; United Science and Technology Fund, Class A shares and United Science and Technology Fund, Class Y shares), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the 73,417,796 shares of Capital Stock of United Funds, Inc., registration of which the notice makes definite in number, were legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Rule 24f-2 Notice.

Very truly yours,



Sharon K. Pappas
Attorney at Law